Exhibit 2.2
                    ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") entered into as of June 12, 1997 ("Effective Date") between ijob, Inc. ("ijob"), an Oklahoma corporation whose principal place of business is 13800 Benson Road, Edmond, OK 73013 and HT Technologies, Inc. ("HT"), an Oklahoma corporation whose principal place of business is 2801 E. Memorial Road, Edmond, Oklahoma 73013; David
Mitchell, an individual residing at 2801 E. Memorial Road,Oklahoma City, OK 73013 ("Mitchell"); and Ron Beasley, an individual residing at 2801 E. Memorial Road, Oklahoma City, OK 73013 ("Beasley").

      WHEREAS,  HT   has developed certain software and  software
related processes relating to the testing, identification and/or referral of individuals seeking employment ("Software"); and

     WHEREAS, ijob desires to acquire all of HT's interest in and to said Software; and

      WHEREAS, Mitchell and Beasley are the sole shareholders of HT and Mitchell has executed an employment agreement ("Employment
Agreement") with ijob of even date herewith; and

      WHEREAS, ijob, agrees to license back to HT certain rights in the assets being purchased pursuant to this Agreement.

      WHEREUPON, in consideration of the above premises and the mutual agreements, representations and warranties set forth in this Agreement, the parties agree as follows:

      1. Sale of Assets. HT, Mitchell and Beasley agree to sell and transfer to ijob, and ijob agrees to purchase from HT, Mitchell and Beasley at the Closing (as hereinafter identified in this Section 1),all of HT's right, title and interest in and to the assets identified on Exhibit A hereto ("Assets") free and clear of any pledge, lien, option, security interest, mortgage claim, charge or other encumbrance of any kind whatsoever except as provided in Sections 3.4 and 3.5 hereof. Notwithstanding anything to the contrary herein, it is agreed and understood that HT's expatriate selection and testing program known as "ipatriot" is not included in the Assets being sold to ijob by HT. Also, notwithstanding anything to the contrary in this Agreement, it is also agreed and understood that ijob is not assuming any of HT's financial or other obligations whatsoever, including without limiting the generality of the foregoing, any financial or other obligations under the license agreements or other agreements listed on Exhibit C hereto. The closing of this sale shall take place at the offices of ijob on the 1st day of June, 1997 ("Closing").

     2. Purchase Price. The consideration for the purchase of said Assets shall be comprised of the following:

     2.1  One Hundred ($100.00) Dollars paid at Closing to HT.

      2.2 The issuance by Applied Intelligence Group, Inc. ("AIG") of thirty-eight thousand (38,000) stock options to Mitchell and twelve thousand (12,000) stock warrants to Beasley in AIG common stock with a price of $3.50 per share. Such stock options and warrants shall be fully vested as of the Effective Date of this Agreement but shall be forfeited to the extent that they are not exercised within two (2) years of the Effective Date of this Agreement.

      2.3 Subject to the terms of subsections 2.3.1 and 2.3.2 hereof, the payment by ijob to HT of (i) fifty percent (50%) of the Distributable Earnings of ijob, (ii) fifty percent (50%) of the Distributable Proceeds from the sale of ijob assets and (iii) fifty percent (50%) of any Distributable Gross Royalties received by ijob from the sale or other transfer of ijob assets (hereinafter collectively referred to as "Distributable Amounts"). For purposes of this Agreement, what constitutes such Distributable Amounts shall be determined from time to time by a majority vote of the then current Board of Directors of ijob. The other fifty percent (50%) of said Distributable Amounts shall be distributed to AIG, which is an intended beneficiary of this Agreement.
               2.3.1     Notwithstanding anything to the contrary
          in section 2.3 hereof but subject to the terms of subsection 2.3.2 hereof, it is agreed and understood that the Board of Directors of ijob shall have the power and authority upon a majority vote to grant key ijob employees a share in any or all of said Distributable Amounts as ijob's Board deems appropriate; provided however and notwithstanding anything to the contrary in this subsection 2.3.1, any such share(s) granted to other parties shall equally reduce the amounts otherwise payable to HT and AIG from said Distributable Amounts.

               2.3.2 Notwithstanding anything to the contrary in section 2.3 hereof or any subsection thereof, upon the sale of all of the stock or of substantially all of the assets of ijob, neither HT nor AIG nor any other person who has been given a share(s) in said Distributable Amounts shall have any further right to any share therein except as may be reserved in such sale.

      2.4 The granting of a license from ijob to HT to use certain of the Assets subjects to the terms and conditions of said License. It is agreed and understood that although ijob is acquiring said Assets, ijob is not assuming any of HT's obligations under the licenses or other agreements identified on Exhibit C hereto. The License shall be in substantially the form set forth in Exhibit B hereto.

      2.5 It is agreed and understood that AIG shall have the right in its sole and absolute discretion to sell any stock it holds in ijob. Provided, however, and notwithstanding anything to the contrary herein, HT shall have a right of first refusal to match any bona fide offer(s) from any third party or parties, accepted by AIG, to purchase all or any of the stock of ijob. Such right of first refusal shall be on the same terms and conditions as are set forth in any such bona fide offer(s) which may be accepted by AIG; provided however, HT must notify AIG in writing within thirty (30) days of receipt of notice from AIG that AIG either has or will accept any such bona fide offer if HT will exercise this right of first refusal and agrees to meet the terms of such bona fide offer. If AIG receives such notice that HT will exercise its right of first refusal, AIG agrees to sell to HT on such terms and conditions. If AIG has not received such notice from HT within such thirty (30) day period, HT's right of first refusal as to that bona fide offer is null and void and of no further force and effect. In the event that HT does not exercise its right of first refusal, and AIG proceeds with such sale, HT shall share in the net sales proceeds ("Net Sales Proceeds") from such sale in :
                an amount equal to the amount it would have been entitled to receive as Distributable Proceeds from the sale of ijob assets pursuant to either Section 2.3 or
          2.3.1 of this Agreement, as the case may be.


      2.6   It  is agreed and understood that HT shall  have  the
right,  in  its  sole and absolute discretion,  to  transfer  its rights to receive Distributable Amounts under this Agreement. Provided, however, and notwithstanding anything to the contrary herein, AIG shall have a right of first refusal to match any bona fide offer(s) from any third party, accepted by HT, to acquire HT's rights to any such Distributable Amounts. Such right of first refusal shall be on the same terms and conditions as are set forth in such bona fide offer(s) which may be accepted by HT; provided however, AIG must notify HT in writing within thirty
(30) days of receipt of notice from HT that HT either has or will accept any such bona fide offer if AIG will exercise this right of first refusal and agrees to meet the terms of such bona fide offer. If HT receives such notice that AIG will exercise its right of first refusal, HT agrees to sell to AIG on such terms and conditions. If HT has not received such notice from AIG within such thirty (30) day period, AIG's right of first refusal as to that bona fide offer is null and void and of no further force and effect.

      3.    Representations and Warranties of  HT,  Mitchell  and
Beasley.   HT,  Mitchell  and  Beasley  covenant,  represent  and
warrant as follows:

     3.1 HT is a corporation duly organized and validly existing and in good standing under the laws of the State of Oklahoma and its sole shareholders are Mitchell and Beasley.

      3.2 HT has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of HT are necessary to authorize the Agreement or to consummate the transaction so contemplated.

      3.3 Neither the execution and delivery by HT of this Agreement, nor the consummation of the transactions contemplated hereby will result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, or other instrument or obligation to which HT is a party or by which HT or any of the Assets may be bound; or violate any order, writ, injunction, decree, statute, rule or regulation applicable to HT or any of the Assets.

      3.4   Except for any claims by Mastermind Technology,  Inc.
and/or Kerry Master in or to any of the Assets, such Assets or any portion thereof are not subject to any license or other rights of any third party.

      3.5 Except for any claims by Mastermind Technology, Inc. and/or Kerry Master in or to the Assets, and except to the extent that HT has granted licenses in or to said Assets in any of the licenses identified on Exhibit C to this Agreement, HT, Mitchell and Beasley have not mortgaged, pledged or subjected any of said Assets to any lien, charge, security interest or any other encumbrance or sold, assigned, transferred or granted any rights or options of any kind or nature in the Assets or agreed to do so.

      3.6 Other than as contained in the Assets sold to ijob pursuant to this Agreement, there are no patents, patents pending, trademarks, trade names, service marks, copyright registrations or applications therefor, owned, licensed or used by or registered in the name of HT or other persons which apply to the business. To the extent that any such rights exist, HT, Mitchell and Beasley specifically agrees to assign such unreserved rights to ijob, so long as such rights relate to any of said Assets.

      3.7 There are no actions, suits, notices, proceedings, orders, arbitrations or investigations (whether HT is plaintiff, defendant, claimant or subject) pending or, to the best knowledge of HT and the Shareholders, threatened against or affecting the Assets, at law or equity, or before or by any federal, state, municipal or other governmental departments, commission, board, bureau, agency or instrumentality, domestic or foreign, (and to the best knowledge of HT and its Shareholders, there exists no set of facts which would give rise to any of the foregoing).

      3.8 The consummation of the transactions contemplated by this Agreement will not violate, or require compliance with, the bulk sale or bulk transfer law of any jurisdiction.

      3.9 That neither of them have dealt with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee or similar payment from the other party for arranging the transactions contemplated herein or introducing the parties to each other.

      3.10 The persons signing below on behalf of the respective parties represent and warrant that they have the authority to bind the party on whose behalf they have executed this Agreement.

      3.11 In the event that the Closing does not take place contemporaneously with the execution of this Agreement, all of the covenants, warranties and representations set forth in this section 3 or elsewhere in this Agreement shall also be true as of the Closing and HT, Mitchell and Beasley shall give ijob a written statement to that effect at Closing.

     4. Transfer of Documents; Further Assurances. At Closing, HT will transfer and deliver to ijob all of its right, title and interest in and to the Assets, and will also then deliver to ijob all such assignments, bills of sale and instruments of conveyance, in form and substance reasonably satisfactory to ijob, and transfer as shall be necessary and effective to transfer to and vest in ijob good and valid title to all of said Assets. At the request of ijob after the Closing, HT will execute and deliver any further instruments of conveyance and transfer or confirmation thereof and will take such other action as may reasonably be requested by ijob in order to make effective and to transfer of the Assets contemplated by this Agreement.


     5.   Indemnification.

      5.1 By HT, Mitchell and/or Beasley. HT, Mitchell and Beasley jointly and individually agree to indemnify, defend, and hold ijob harmless from and against and in respect to any and all damages, losses, deficiencies, liabilities, out-of-pocket costs, attorney fees and expenses, claims, actions, suits or other proceedings resulting from, related to or arising out of (i) any breach of any covenant, warranty or representation of HT, Mitchell and/or Beasley in this Agreement, (ii) any misrepresentation in or omission from any schedule, certificate or other document furnished or to be furnished to ijob under this Agreement, and (iii) any breach by HT, Mitchell or Beasley of any of their obligations or duties under the licenses or other agreements identified on Exhibit C hereto or under any other agreements otherwise executed or otherwise entered into by HT, Mitchell or Beasley.

      5.2 By ijob. ijob agrees to indemnify, defend, and hold HT, Mitchell and Beasley harmless from and against and in respect to any and all damages, losses, deficiencies, liabilities, out-of-pocket legal costs, attorney fees and expenses, claims, actions, suits or other proceedings resulting from, related to or arising out of the operations of ijob after Closing except to the extent that the same may be covered by or relate to or arise out of the provisions of Section 5.1 hereof and/or the obligations of HT, Mitchell and/or Beasley thereunder.

     6. Non-Competition; Confidentiality; Non-Solicitation. In order to induce ijob to enter into this Agreement and the transactions contemplated hereby, HT, Mitchell and Beasley agree as follows:

     6.1 Non-Competition. HT, Mitchell and Beasley agree that for so long as HT is eligible to receive any Distributable Amounts from ijob pursuant to Section 2.3 hereof or any subsection(s) thereof and for a period of two (2) years subsequent thereto, none of them will compete directly or indirectly (whether as proprietor, partner, principal, stockholder, agent, consultant, adviser, employee or otherwise) with the activities of ijob or solicit existing customers of ijob. The restrictions on Mitchell set forth in this section
6.1 are in addition to, and not in lieu of, any restrictions placed upon him in said Employment Agreement.

      6.2 Confidentiality Agreement. HT, Mitchell and Beasley agree to hold all business information and data of ijob as the confidential and proprietary property of ijob. Moreover, except to the extent set forth in the license agreement issued pursuant to Section 2.4 hereof, they and each of them agree that they will not make any voluntary or independent use of any confidential, trade secret, trademark, copyrightable, patented or patentable, or other proprietary business information of ijob, including, but not limited to, customer lists, computer programs, databases, pricing formulae, designs, research files, or any other related information, or attempt to procure any rights adverse to ijob in any intellectual property as listed herein.

      7.    Entire  Agreement.   This Agreement  constitutes  the
entire agreement between the parties hereto concerning the subject matter thereof. No prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties with reference thereto shall be of any force or effect.

      8. Modification. This Agreement may not be modified, waived, amended, in whole or in part, without the written consent of each of the parties hereto.

      9. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or its breach, or its validity or interpretation, except claims for injunctive relief and claims involving necessary third parties who refuse to participate, shall be settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The location for the arbitration shall be in Oklahoma County, Oklahoma. Such arbitration shall be heard and determined by a panel of three (3) arbitrators in accordance with the then current rules or regulations of the AAA relating to commercial disputes. One arbitrator shall be appointed by each party to serve on the panel. One neutral arbitrator shall be appointed by the AAA and shall serve as chair-person of the three arbitrator panel. Such neutral arbitrator shall be an attorney with experience in handling disputes relating to commercial and/or corporate litigation disputes. The arbitration award shall be binding on the parties and may be enforced in any court of competent jurisdiction. The prevailing party in such arbitration shall be entitled to recover its reasonable attorney fees and costs incurred in such arbitration proceeding.

      10. Binding. This Agreement is binding on, and inures to the benefit of ijob, HT, Mitchell, Beasley and their respective heirs, successors and assigns to the extent permitted by said
Agreement.

      11. Captions. The captions of the various sections or paragraphs used in said Agreement are for convenience only, and they are not intended to be any part of the body or text of said Agreement, nor shall they be utilized in construing any of the provisions thereof.

      12. Attorney Fees. In the event that litigation is instituted between the parties in connection with any controversy or dispute arising out of or relating to said Agreement, the prevailing party in such litigation shall be entitled to recover its reasonable attorney fees and costs.

     13. Severability. If any provision of said Agreement shall be deemed invalid or unenforceable, the remaining provisions of said Agreement shall not be affected thereby and each remaining provision shall be valid and enforceable to the fullest extent permitted by law.

      14. Nonwaiver. Any waiver by a party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of that provision itself or a waiver of any other right(s) under this Agreement.

     15. Notice. All communications and notices provided for or permitted in this Agreement shall be made in writing and shall be personally delivered, mailed by certified mail, postage prepaid, or sent by overnight courier to the party at its address first specified above or to such other address as either party shall have communicated by written notice to the other.

      16. Survival. Unless otherwise specified all of the terms of this Agreement shall survive the Closing .

ijob, INC.                         HUMAN TECHNOLOGIES, INC.


By:  /s/Robert Baker               By: /s/David C. Mitchell

Name:  Robert  Baker               Name:  David  C. Mitchell

Its:  Vice President               Its: President


Date: June  12,  1997              Date:  June 12, 1997


/s/ Ron Beasley                    /s/ David C. Mitchell
RON BEASLEY                        DAVID MITCHELL


June 12, 1997                      June 12, 1997
Date                               Date



Applied Intelligence Group, Inc. (consenting and agreeing only as to the terms of this Asset Purchase Agreement applicable to Applied Intelligence Group, Inc. and in this regard AIG warrants that it is a corporation in good standing under the laws of the state of Oklahoma.)



By: /s/ Robert L. Barcum

Its:  President

Date:  June 12, 1998





















EXHIBIT A: ASSETS

1. All of the software programs known as "HT1", "HT2", "Hal-1" and "ijob-Internet", including, without limiting the generality of the foregoing, all original technical and instructional documentation relating thereto .
2. All rights held by Human Technologies, Inc ("HT"), David Mitchell (`Mitchell") and/or Ron Beasley ("Beasley") to the Source and Executable Code of Programs listed in paragraph 1.
3. Assignment of all copyright powers and benefits related to the software programs listed in paragraphs 1 and 2 held by HT, Mitchell and/or Beasley including, but not limited to, the right to produce, sell, modify, distribute, license, and copy in full or part those items described in paragraphs 1 and 2. .
4. All "ijob" and "ijob.com" and HT-1, HT-2, ijob-Internet and Hal-1 related trademarks, trade names, sales marks, logos, marketing concepts, and trade dress of the ijob business concept.
5. Assignment of full ownership rights, including copyright and other intellectual property rights, in all advertising, instructional, or technical documents, whether printed or computerized, relating to the software programs listed in paragraphs 1 and 2. .
6. Legal title and ownership, or assignment where appropriate, of any and all Internet properties, including, but not limited to, domain names, addresses, unique URL's, and service agreements relating to software programs listed in paragraphs 1 and 2.
7. Assignment by HT, Mitchell and Beasley to ijob of all rights to enforce and/or recover, for infringement or other legal claims, past, present, or future, against any third party, any of the rights or items transferred or assigned pursuant to this Asset Purchase Agreement.
8. The goodwill of HT's, Mitchell's and Beasley's business efforts related to the ijob business concept, including the exclusive right to solicit the former clients or prospective clients of HT in relation to the ijob business concept or ijob services transferred or assigned pursuant to this Asset Purchase Agreement.
9. Any and all rights to apply for, acquire, or retain the benefit of any patentable subject matter derived from or related to the ijob business concept, that at any time was possessed by HT, in relation to the software programs transferred or assigned pursuant to this Asset Purchase Agreement.

























Exhibit B.
                   SOFTWARE LICENSE AGREEMENT
     This Software License Agreement ("Agreement") made and entered into between ijob, Inc. ("ijob"), with a business address of 13800 Benson Road, Edmond, Oklahoma 73013 and Human Technologies, Inc. ("Customer"). Ijob and Customer agree that the following terms and conditions shall govern in all cases when Ijob furnishes Program Products (as hereinafter defined) to
Customer:

1.   DEFINITIONS.

1.1 "Agreement" means this Agreement, including any exhibits, amendments, supplements, and addenda. The term "Agreement" also includes any future written amendments, modifications or supplements made pursuant to and in accordance with this Agreement.

1.2 "Program Product" means the computer software programs, documentation, interfaces and related code identified in Exhibit A attached hereto. This may include software from third parties from whom Ijob has obtained a right to use and distribute.

1.3 "Executable Code" means computer programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.

1.4 "Source Code" means computer programs written in higher-level programming languages, sometimes accompanied by English language comments which are intelligible to trained programmers and which may be translated into Executable Code for operation on computer equipment through the process of compiling.

1.7 "Documentation" means printed instructions, manuals, descriptions, on-line help and diagrams pertaining to the Program
Products described in Exhibit A.

2. LICENSE. ijob hereby grants and the Customer accepts a nontransferable, non-assignable and non-exclusive license to use the Program Products listed on Exhibit A for its internal business purposes and, subject to the terms, covenants, conditions and limitations of this Agreement, to sublicense the same to third parties; provided however and notwithstanding anything to the contrary, neither Customer nor any of its sublicensees may use the Program Products to compete either directly or indirectly with ijob in the providing of Internet based employment referral, recruiting and testing services; provided however, HT may continue to use and develop its expatriate selection and testing program known as "ipatriot" to the extent that such program is solely used for the selection and testing of employees to be sent or transferred overseas by their employer. Customer may not grant a license to or otherwise transfer the Program Products to any third party who competes with ijob in the providing of Internet based employment referral, recruiting and testing services. The license granted hereunder extends to the United States and its Territories only. To the extent that HT grants licenses as permitted by this Agreement, it is not obligated to pay any royalties or additional license fees to ijob therefore. The Customer shall shall take all reasonable actions to prevent others from reverse engineering the Program Products, decompiling or disassembling any code, or engineering derivative products which duplicate the unique qualities of the Program Products. All copies made by the terms of this Agreement and derivative works based on the Program Products are subject to the terms and conditions of this Agreement and shall state on such copy(s) that they are, or include, the property of ijob, and that such rights of ijob are protected under the copyright, trade secret and confidentiality laws of the United States, and such other notices as required by Ijob.

3. TERM. This Agreement is perpetual unless earlier terminated in accordance with the provisions of this Agreement.

4. CONSIDERATION. This License is granted pursuant to the terms of an Asset Purchase Agreement executed by and between ijob and Customer as of the 12th day of June, 1997.

5.   TERMINATION.

5.1 Upon termination of this Agreement, Customer shall immediately discontinue use of the Program Products. Within one
(1) week after the date of termination of this Agreement, Customer will deliver to Ijob the original and all copies, including partial copies and modifications, of the Program
Products and related documentation or certify in writing to Ijob that all such Program Products and related documentation has been destroyed by Customer and have been fully removed from any computer(s) upon which they have been installed.

5.2 This Agreement shall immediately terminate without notice, to the extent permitted by applicable law in the jurisdiction or jurisdictions in question, if Customer files a petition in bankruptcy (or is the subject of an involuntary petition in bankruptcy that is not dismissed within sixty (60) days after the effective filing date thereof); or is or becomes insolvent; or admits of a general inability to pay its debts as they become due.

5.3 This Agreement shall terminate immediately upon any of the following events, without the need for further action on the part of Ijob, (i) if Customer breaches any of its obligations under this Agreement relating to Ijob's intellectual property rights or confidentiality in or to the Program Products or relating to export controls of the Program Products or (ii) if Customer fails to cure any other obligation it owes to Ijob pursuant to the terms of this Agreement within thirty (30) days after receipt of written notice thereof from Ijob.

6. OWNERSHIP. Nothing in this Agreement shall be deemed to give Customer ownership rights in or title to all or any portion of the Program Products. Customer acknowledges that the Program Products are proprietary to ijob, or third parties from whom Ijob has obtained a right to use and distribute, and that the sole and exclusive title, right and interest in and to the Program Products and all related documentation and any alterations, new releases, new versions or any other modifications or Enhancements, or Updates of the Program Products and any copies thereof and any and all documentation relating thereto are and shall remain in Ijob, or such third parties from whom Ijob has obtained a right to use and distribute the same. All applicable legal and statutory rights in the Program Products, Source code, Executable code, patents, and copyrights are and shall remain the property of Ijob, or third parties from whom Ijob has obtained a right to use and distribute the same. Nothing in this Agreement shall preclude Ijob from developing Program Products or Documentation which are competitive, irrespective of their similarity, to Program Products or Documentation which might be produced for or provided to Customer pursuant to this Agreement.

7. CONFIDENTIALITY. The Program Products contains confidential information protected by copyright, trade secret and trademark laws. The Customer may not remove or alter ownership and copyright notices or such other notices on or in the media or the Program Products. Customer shall take all reasonable steps to protect and maintain the confidentiality of the Agreement and the Program Products. The Customer shall not disclose this Agreement or any portion of the Program Products to any person other than its own employees who have a need to use such Program Products in furtherance of the Customer's business. The Customer shall advise each of its employees with any such access of such confidentiality requirements. The provisions of this Agreement relating to confidentiality shall survive the termination of this Agreement. Customer shall take or cause to be taken all reasonable precautions to hold in confidence, and to prevent the disclosure or communication to third parties of, and shall not disclose or communicate to third parties, without Ijob's prior written consent, all information, data and know-how pertaining to the design and operation of the Program Products, including, but not limited to, Source and Executable Code, tapes, machine listings and flowcharts and documentation relating thereto.
8.   DISCLAIMER OF ALL WARRANTIES.   THE PROGRAM PRODUCTS ARE
DELIVERED TO CUSTOMER AS IS, WHERE IS. IJOB DISCLAIMS ANY AND ALL WARRANTIES, OR CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN), WITH RESPECT TO THE PROGRAM PRODUCTS OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE (WHETHER OR NOT IJOB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING, OR BY COURSE OF PERFORMANCE UNDER ANY OTHER CONTRACT BETWEEN THE PARTIES HERETO. IN ADDITION, IJOB EXPRESSLY DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN CUSTOMER WITH RESPECT TO THE PROGRAM PRODUCTS OR ANY PART THEREOF.

9. IN NO EVENT SHALL IJOB BE LIABLE TO CUSTOMER NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM CUSTOMER'S RIGHTS FOR ANY DAMAGES OF ANY KIND OR NATURE, INCLUDING WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, INCIDENTAL, CONSEQUENTIAL AND EXEMPLARY DAMAGES..

10   Ijob and Customer each acknowledge that the provisions of
this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions associated with this Agreement. The warranty disclaimers and limitations in this Agreement are intended to limit the circumstances of liability. The remedy limitations, and the limitations of liability, are separately intended to limit the forms of relief available to Customer.

11.  OTHER PROVISIONS.

11.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Ijob and Customer concerning the subject matter hereof. No prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between Ijob and customer with reference thereto will be of any force or effect.

11.2 MODIFICATION. No modification, amendment or waiver of any of the provisions of this Agreement, and no prior approval required by this Agreement, shall be effective unless in writing signed by the parties. Writings signed on behalf of Ijob shall be signed by an officer of the corporation. Any provision of Customer's purchase order or other request for products or services under this Agreement that is in any way inconsistent with or in addition to the terms and conditions of this Agreement, shall not bind Ijob. Ijob's failure to object to any such provision shall not be construed as a waiver of the terms and conditions of this Agreement nor as acceptance of any such provision.

11.3 CHOICE OF LAW. This Agreement shall be governed by the laws of the State of Oklahoma and the venue of any action for enforcement of any of the terms covenants or conditions of this Agreement, or otherwise, shall be in the State of Oklahoma.

11.4 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or its breach, or its validity or interpretation, except claims for injunctive relief and claims involving necessary third parties who refuse to participate, shall be settled by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The location for the arbitration shall be in Oklahoma County, Oklahoma. Such arbitration shall be heard and determined by a panel of three (3) arbitrators in accordance with the then current rules or regulations of the AAA relating to commercial disputes. One arbitrator shall be appointed by each party to serve on the panel. One neutral arbitrator shall be appointed by the AAA and shall serve as chair-person of the three arbitrator panel. Such neutral arbitrator shall be an attorney with experience in handling disputes relating to software license agreements. The arbitration award shall be binding on the parties and may be enforced in any court of competent jurisdiction. The prevailing party in such arbitration shall be entitled to recover its reasonable attorney fees and costs incurred in such arbitration proceeding.

11.5 ASSIGNMENT. Customer may not assign this Agreement or the rights and obligations created hereunder without the prior written consent Ijob.

11.6 BINDING. This Agreement is binding on, and inures to the benefit of, Ijob, the Customer, and their respective successors and assigns to the extent permitted by this Agreement.

11.7 COMPLIANCE WITH LAWS. Each party shall comply with all applicable laws and regulations.

11.8 FORCE MAJEURE. Ijob shall not be responsible for failure of performance due to causes beyond its control, including, but not limited to, accidents, acts of God, labor disputes, or the actions of any Government agency.

11.9 CAPTIONS. The captions of the various paragraphs herein are for convenience only, and they are not intended to be any part of the body or text of this Agreement, nor are they intended to be referred to in construing any of the provisions hereof.

11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, any of which shall be deemed to be an original.

11.11 INDEPENDENT CONTRACTORS. Ijob and the Customer are strictly independent contractors. Neither party has the right to bind the other in any manner, and nothing in this Agreement shall be interpreted to make either party the agent or legal representative of the other or to make the parties joint venturers or partners.

11.12 JOINT EFFORTS. This Agreement has been prepared and negotiations in connection therewith have been carried on by the joint efforts of the parties to this Agreement. This Agreement is to be construed simply and fairly and not strictly for or against any of the parties to this Agreement.

11.13 ATTORNEY FEES. In the event that litigation or arbitration is instituted between the parties in connection with any controversy or dispute arising from, under or related to this Agreement the prevailing party in such litigation shall be entitled to recover its reasonable attorney fees and costs, including without limitation, deposition costs relating to such litigation and further including, without limitation, any such attorney fees or costs incurred as a result of any appeal related to such litigation.

11.14 AUDIT. In furtherance of any and all of Ijob's rights under this Agreement ijob may, at its expense and without notice to the Customer, but during the Customer's regular business hours, enter upon the Customer's premises to audit the number of copies of Program Products made under this Agreement and the Customer's compliance with the other provisions of this Agreement.

11.15 SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby and each remaining provision shall be valid and enforceable to the fullest extent permitted by law.

11.16 NONWAIVER. The failure of Ijob at any time to require performance by Customer of any provision of this Agreement shall in no way affect the right of Ijob to require performance of that provision. Any waiver by Ijob of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing of succeeding breach of such provision, a waiver of that provision itself or a waiver of any right under this Agreement.

11.17 TRADEMARK USAGE. Customer shall not make any use of any of Ijob's intellectual property, including but not limited to, trademarks, service marks, trade names, or corporate name for any reason or purpose without the prior express written consent of Ijob.

11.18 NOTICE. All communications and notices provided for or permitted hereunder shall be effective when made in writing and shall be personally delivered, mailed by certified mail, postage prepaid, or sent by overnight courier to the addresses set forth below or to such other address as either party shall have communicated by written notice to the other.

The parties agree and acknowledge that they have read this agreement, understand it, and that they shall be bound by its terms and conditions. The "Effective Date" of the Agreement shall be the later of the dates shown below.

ijob, INC.                         HUMAN TECHNOLOGIES, INC.


By: /s/ Robert Baker               By: /s/ David C. Mitchell
Name: Robert Baker                 Name:  David C. Mitchell
Its: Vice President                Its:  President
Date: June 12, 1997                Date:  June 12, 1997







Exhibit C.


1.   Thermalloy Proposal Commencing on or about May 1, 1997
2.    Stillwater Medical Center Sales Agreement dated on or about
March 28, 1997
3.   Quest Medical Contract dated on or about May 29, 1996
4.   Neighbor Executive Coffee Proposal dated February 27, 1996
5.    Bob Mills Furniture Sales Agreement dated on or about April
1, 1996
6.   License Agreement dated June 25, 1996
7.   Fred Jones Enterprises Contract dated January 15, 1997
8.   Fleming Companies, Inc. Proposal dated September 10, 1997
9.    Childers Contruction Co. with a reference date of April 15,
1996
10.  Accord Human Resources Sales Agreement dated August 15, 1996
11.  BCTI License Agreement dated April 10, 1997